Exhibit 4.30

Contract Number: G314SH1007324

Shanghai Assets and Equity Transaction Contract

(2011 Edition)

Formulated by

Shanghai Municipal Administration of Industry and Commerce

Shanghai Property Rights Exchange Administration Office

Instructions

1. This contract is a model version made in accordance with the Contract Law of the People’s Republic of China, the Law of State-Owned Assets of Enterprises of the People’s Republic of China and other related laws and regulations. The parties may select to adopt this contract. Please read carefully before signing this contract.

2. To protect the rights and interests of both parties, the parties shall be cautious and shall express the provisions as specific and accurate as possible when signing this contract. Any provision not required shall be specified as “this contract does not involve this provision” or “this contract is not required to contain this provision”, etc.

3. “Transferor” means any legal person, natural person and other organization who hold and may lawfully transfer the title to the subject matter.

4. “Transferee” means any legal person, natural person or other organization who acquire the title to the subject matter by payment of transaction consideration through legal procedure in the assets and equity exchange.

5. “Subject Matter of the Assets and Equity Transaction” means the assets and equity the transferor owns or may dispose of, as well as the object to which the parties’ rights and obligation jointly refer under this contract. The provision of “Subject Matter of Assets and Equity Transaction” shall set forth the name of the subject matter clearly, with the purpose to specify the subject and thus define the rights and obligations.

6. “Target Enterprise” means the organization carrier on which the contract subject matter depends, namely the enterprise legal person or other organization established by the transferor by itself or jointly with others.

7. When determining the transfer price of state-owned assets and equity, the assets and equity appraisal result approved or recorded shall be used for reference. The method to determine the transaction price directly by bidding or negotiation without appraisal is only applicable to the private assets and equity in general.

8. In event that the assets and equity transaction involves staff resettlement, such resettlement shall comply with applicable laws and regulations of the PRC, and shall provide for the related matters of appropriate resettlement of the target enterprise’s staff. In case the staff resettlement plan is subject to review by Enterprise Staff and Workers’ Congress/Enterprise Congress of Representatives of Staff and Workers, such resettlement plan shall be an attachment to this contract.

9. Where the assets and equity transaction involves methods for assumption of creditor’s rights and debts and discharge thereof, the parties shall reach an agreement on the treatment of relevant creditor’s rights and debts of the target enterprise (including relevant unpaid fees owing to the staff and workers), and the agreement relating to creditor’s rights and debts or the plan of discharge shall be attached to this contract.

10. Where the assets and equity transaction involves disposal of relevant assets, the parties may make varied specific agreements based on different subject matters, including the agreements upon disposal of real estate, equipment, vehicles, technology projects, trademark and patent involved in the assets and equity transaction.

11. The “Reference Date of the Assets and Equity Transaction” means the specific time point at which the price for the subject matter of the assets and equity transaction is determined.

12. The “Charges for the Assets and Equity Transaction” include the transaction fees (including the charges to be paid to any assets and equity transaction agency) paid by the transferor and transferee to the assets and equity exchange as well as the expenses for obtaining relevant certificates.

13. The “Certificate of the Assets and Equity Transaction” means the certificate issued by the assets and equity exchange to the parties evidencing that the transaction result have been concluded with respect to the subject matter upon completion of all related procedures of the equity exchange.

14. Where the transaction involves state-owned assets and equity, the parties shall negotiate related terms in accordance with relevant requirements concerning the transfer of state-owned assets and equity.

15. The related materials referred to in this contract shall be listed as the attachments to this contract.

16. This contract is a revised version of Shanghai Assets and Equity Transaction Contract (2004 Edition), and this version shall be used since January 1st, 2012 unless and until a new model version is formulated.

Contract Number:

Shanghai Assets and Equity Transaction Contract

(2011 Edition)

Party A (Transferor) Shanghai Gaotong Logistic Service and Management Co., Ltd.

Party B (Transferee) Shanghai iKang Guobin Holding Co., Ltd.

According to the Contract Law of the People’s Republic of China, the Law of State-Owned Assets of Enterprises of the People’s Republic of China and other requirements of related laws and regulations, Party A and Party B upon negotiation have concluded this contract pursuant to the principles of equality, voluntariness, fairness, and in good faith.

Article 1 Subject Matter of the Assets and Equity of Transaction

1.1 The subject matter of this contract is 37% of the equity of Shanghai Huajian Clinic Ltd. held by Party A.

1.2 Shanghai Huajian Clinic Ltd. was established in January, 2008. Its current registered capital is RMB 12 Million, of which RMB 4.44 Million is contributed by Shanghai Gaotong Logistic Service and Management Co., Ltd. (equal to 37% of the equity), RMB 3.96 Million is contributed by Shanghai iKang Guobin Holding Co., Ltd. (equal to 33% of the equity) and RMB 3.6 Million is contributed by Shanghai Huajian Investment Management Co., Ltd. (equal to 30% of the equity).

1.3 Upon appraisal by Yinxin Assets Appraisal Co., Ltd. (audited by Shanghai Rongye Accounting Firm), the issued appraisal report (Hu Shen Wei Ping Bao Zi (2004) No. 0070) states that, as of December 31st, 2013, the total assets of Shanghai Huajian Clinic Ltd. amounted to RMB 67,106,834.41, and its debts amounted to RMB 7,661,313.55, the value of the target enterprise (owner’s equity) amounted to RMB 59,445,520.86, and the value of the subject matter of the assets and equity transaction amounted to RMB 21,994,842.72 .

1.4 Except for the matters disclosed by Party A to Party B, there are no matters relating to the subject matter of the assets and equity transaction and the target enterprise that have not been disclosed in or have been omitted from the asset appraisal report (audit report) and that may affect the appraisal result or have material adverse effect upon the target enterprise and the value of its assets and equity.

Article 2 Method of the Assets and Equity of Transaction

2.1 The assets and equity transaction shall adopt the following method:

2.1.1 The assets and equity transaction under this contract will be listed on Shanghai

United Assets and Equity Exchange from April 17th, 2014 to May 16th, 2014. During the aforesaid period, Party B is the only one intended transferee solicited and has been determined as the transferee of the subject matter of this assets and equity transaction in accordance with the rules of assets and equity transaction. Party B agrees to purchase the subject matter of the assets and equity transaction under this contract.

Article 3 Price

3.1 The transaction price is RMB 44,400,000 (in figures) [namely, RMB FORTY-FOUR MILLION AND FOUR HUNDRED THOUSAND].

Article 4 Payment Method

4.1 Party B has paid RMB 13,300,000 (in figures) [namely, RMB THIRTEEN MILLION AND THREE HUNDRED THOUSAND] to Shanghai United Assets and Equity Exchange as the security deposit, which shall be converted to part of the price of this assets and equity transaction after the signing of the assets and equity transaction contract.

4.2 Party A and Party B agree to pay the price as follows:

4.2.1 One lump sum payment. In addition to the security deposit which shall be converted to part of the price of this assets and equity transaction according to Article 4.1, Party B shall pay the rest price of RMB 31,100,000 [namely, RMB THIRTY-ONE MILLION AND ONE HUNDRED THOUSAND] in one lump sum to the bank account designated by Shanghai United Assets and Equity Exchange (Account Name: Shanghai Yangpu Sub-Branch of Huaxia Bank (135819), accounting number 4337200001819100045933) within 5 working days after signing this contract. Shanghai United Assets and Equity Exchange shall credit the transaction price to the account of transferor after the issuance of transaction certificate.

Article 5 Staff Resettlement Related to the Assets and Equity Transaction

5.1 Staff information of the target enterprise. The transferee shall consent the target enterprise to continue the performance of existing labor contracts with the staff, on the same terms and conditions of the wages and benefits.

Article 6 Plans to Assume and Discharge the Creditor’s Rights and Debts Related to the Assets and Equity Transaction

6.1 Upon transfer of the subject matter to Party B, the original creditor’s rights and debts of the target enterprise shall be owned and assumed by the surviving target enterprise after the transaction.

Article7 Disposal of Assets Involved in the Assets and Equity Transaction

7.1 The assets involved in this transaction will be disposed of as follows: Not Applicable.

Article 8 Matters of Transfer of Assets and Equity

8.1 The reference date of the assets and equity transaction under this contract shall be December 31st, 2013. Party A and Party B shall cooperate with each other to complete the right transfer between the assets and equity holders within 10 working days after the effectiveness of this contract, and cooperate with the target enterprise to go through the registration change procedure of certificates of the subject matter of the assets and equity transaction within 1 month after obtaining the assets and equity transaction certificate issued by Shanghai United Assets and Equity Exchange.

8.2 In the case that the assets and equity transaction shall be recorded or approved by the related authority, Party A and Party B shall jointly perform the obligation of declaration to such authority.

8.3 During the period from the reference date of appraisal to the completion of right takeover by the holders, Party B shall own and assume the profit and loss related to the subject matter of the assets and equity transaction, while Party A shall perform the obligation of management in good faith of the subject matter of assets and equity transaction, the shareholders’ interests and the assets of the target enterprise under this contract.

Article 9 Tax and Expenses relating to the Assets and Equity Transaction

9.1 The Parties shall pay taxes related to the assets and equity transaction, according to relevant provisions of the state.

9.2 The Parties agree to assume their respective expenses relating to the subject matter of the assets and equity transaction arising in the process of such transaction under this contract.

Article 10 Warranties of Party A and Party B

10.1 Party A warrants that it has lawful, valid and complete right to dispose of the subject matter of the assets and equity transaction, and does not conceal any information of assets or debts.

10.2 Party A warrants that, in respect of any security or restriction imposed on the subject matter transferred which may affect the transfer of the assets and equity, Party A has obtained consent or approval from related right holders.

10.3 Party B warrants that it has lawful eligibility as a principal, and has not committed any fraudulent act.

10.4 Party B warrants that Party B’s receipt of the transferred subject matter under this contract complies with the provisions of laws and regulations, and does not violate any related domestic industrial policy.

10.5 Party A and Party B warrant that the certificates and information relating to assets and equity transaction submitted by them are all true, complete and valid, without any concealment of any debts, disputes or litigations etc. which may have material adverse effect on this contract.

10.6 Party A and Party B warrant that all processes required for signing of this contract, including but not limit to authorization, approval and internal decision, are lawful and valid, and all the conditions precedent to the contract formation and asset and equity transfer have been fulfilled.

10.7 Neither party may, without the prior written permission by the other party, disclose the content of this contract and its attachments, except for such disclosure as required by relevant provisions of the PRC.

Article 11 Liabilities for Breach of Contract

11.1 If Party B fails to pay timely, it shall pay Party A the penalty in an amount of 0.3‰ of the delayed payment for each delayed day. If the delay exceeds 5 working days, Party A shall have the right to terminate this contract and claim against Party B for damages.

11.2 If Party A fails to cooperate with Party B to complete the transfer of assets and equity between the right holders, it shall pay Party B the penalty in an amount of 0.3‰ of the transaction price for each day delayed. If the delay exceeds 5 working days, Party B shall have the right to terminate this contract and claim against Party A for damages.

11.3 If either party violates the obligations and warranties under this contract and thus causes any loss to the other party, it shall bear the liability for damages. Where the breaching party’s act causes material adverse effect on the subject matter of the assets and equity transaction or on the target enterprise, and thus makes it impossible to achieve the purpose of this contract, the non-breaching party shall have the right to terminate this contract and claim against the breaching party for damages.

11.4 No other liabilities for breach of contract.

Article 12 Modification and Termination of the Contract

12.1 Party A and Party B may modify or terminate this contract upon consensus through consultation according to relevant provisions.

12.2 Either party may terminate this contract where any of the breaches set forth in Article 11 hereof occurs.

12.3 Where this contract is released or any major provisions hereof are terminated or modified, the assets and equity transaction certificate issued by Shanghai United Assets and Equity Exchange shall cease to be effective. Party A and Party B shall inform Shanghai United Assets and Equity Exchange of the same and return the assets and equity transaction certificate.

Article 13 Dispute Resolution

13.1 This contract and the conducts in the course of assets and equity transaction shall be governed by the laws of the People’s Republic of China.

13.2 In the event that any dispute arises between Party A and Party B, they may solve it through consultation, or apply for mediation to Shanghai United Assets and Equity Exchange, or select the second of the following methods for settlement:

1. Submit the dispute to Shanghai Arbitration Commission for arbitration.

2. File a lawsuit to the people’s court located in the registration place of the target company.

Article 14 Supplementary Provisions

This contract shall become effectiveness after it is signed by both Party A and Party B, unless the laws and administrative regulations provide for that any approval by the competent approval authority is required for its effectiveness.

This contract is made in EIGHT counterparts. Party A and Party B each holds ONE counterpart. The brokerage agencies entrusted by Party A and Party B each holds ONE counterpart, Shanghai United Assets and Equity Exchange retains ONE for record, and the remaining ones shall be used for approval and registration procedures of the assets and equity transaction.

Attachments:

Transferor: Copies of Business License, Organization Code Certificate, Tax Registration Certificate and the Articles of Association; originals of Resolution of Shareholders’ Meeting, the Request for Instructions and Legal Opinions.

Target Company: Copies of Business License, Organization Code Certificate, Tax Registration Certificate, Capital Verification Report and the Articles of Association; originals of Resolution of Shareholders’ Meeting and Appraisal Report; filing form and recent financial statements.

Transferee: Copies of Business License, Organization Code Certificate, Tax Registration Certificate, the Articles of Association and recent financial statements; originals of Resolution of Shareholders’ Meeting.

Party A (Transferor):	Party B (Transferee)
Shanghai Gaotong Logistic Service and Management Co., Ltd. (Stamp)	Shanghai iKang Guobin Holding Co., Ltd. (Stamp)

Address:	Address:
Room 844, Building 1, No. 599 Xinye Road, Qingpu District, Shanghai	Room B70, 2/F, Building 6, No. 4299 Jindu Road, Minhang District, Shanghai
Legal Representative (Signature or Stamp): Jin Haijian	Legal Representative (Signature or Stamp): Zhang Ligang

Registered Agent (Signature):	Registered Agent (Signature):

Assets and Equity Transaction Agency Organization (Stamp): Shanghai Yuci Enterprise Management Co., Ltd.	Assets and Equity Transaction Agency Organization (Stamp): Shanghai Xintou Assets and Equity Agency Co., Ltd.

Address:	Address:
Room 805, Building 1, Lane 519 Macau Road (Huasheng Mansion)	Room 410, No. 388 Xinchong Middle Road, Chengqiao Town, Chongming County, Shanghai

Signing Place: Shanghai

Signing Date: May 22nd, 2014

SHANGHAI UNITED ASSETS AND EQUTY EXCHANGE (Exchange Contract Approval Stamp)

May 22nd, 2014